Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Current Report on Form 8-K, of our report dated April 1, 2008, relating to the financial statements of United States Commodity Funds LLC (formerly Victoria Bay Asset Management, LLC) and subsidiaries as of and for the year ended December 31, 2007.

/s/ SPICER JEFFRIES LLP

Greenwood Village, Colorado
August 22, 2008